Exhibit 99.1

Press Release

CONTACT:

Michael C. Massi

Investor Relations

Tel: (813) 313-1786

Investorrelations@cott.com

COTT REPORTS FIRST QUARTER 2013 RESULTS, DECLARES

DIVIDEND AND ANNOUNCES RENEWAL OF SHARE

REPURCHASE PROGRAM

(Unless stated otherwise, all first quarter 2013 comparisons are relative to the first quarter of 2012; all information is in U.S. dollars. Certain terms used in this press release are defined below.)

TORONTO, ON and TAMPA, FL – May 1, 2013 – Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the first quarter ended March 30, 2013, the declaration of a quarterly dividend of CAD$0.06 per common share, and the renewal of its share repurchase program.

First Quarter 2013 Results

•	Revenue of $505 million was lower by 4% (3% excluding the impact of foreign exchange) compared to $524 million.

•	Gross profit as a percentage of revenue was 11.2% compared to 12.1%.

•	Selling, general and administrative (“SG&A”) expenses of $41 million were lower by 1% compared to $42 million.

•	Net income was effectively zero compared to $6 million. Earnings per diluted share were effectively $0.00 compared to $0.06.

•	EBITDA was $40 million compared to $45 million.

“During the first quarter, soft volumes alongside a general market decline in the carbonated soft drink category resulted in unfavorable fixed cost absorption and adversely impacted our gross margin and overall profitability,” commented Jerry Fowden, Cott’s Chief Executive Officer. “We remain firmly focused on being a low cost, high service producer while following our 4 C’s of Customer, Cost, Capex and Cash. Meanwhile, we continue to implement our capital deployment strategy which includes the payment of a quarterly dividend, the renewal of our share repurchase program and the reduction of debt and interest costs,” continued Mr. Fowden.

FIRST QUARTER 2013 PERFORMANCE SUMMARY

•

Total filled beverage case volume (excluding concentrate sales) was 193 million cases compared to 203 million cases. The volume decline was due primarily to the residual effect of exiting low gross margin business in North

Press Release

America last year, a general market decline in the North American carbonated soft drink (“CSD”) category and loss of market share for the private label segment within the overall CSD category in North America.

•

Revenue was lower by 4% (3% excluding the impact of foreign exchange) at $505 million. The revenue decline was due primarily to lower global volumes slightly offset by an increase in average price per case in North America.

•	Gross profit as a percentage of revenue was 11.2% compared to 12.1%. The gross margin decline was due primarily to lower global volumes which resulted in unfavorable fixed cost absorption.

•	SG&A expenses were lower by 1% at $41 million compared to $42 million. The decrease in SG&A was due primarily to reduced costs associated with our information technology strategy.

•	Income before income taxes was $2 million compared to $7 million.

•	Income tax expense was essentially flat.

•	EBITDA was $40 million compared to $45 million.

FIRST QUARTER 2013 REPORTING SEGMENT HIGHLIGHTS

•

North America filled beverage case volume was 148 million cases compared to 156 million cases. Revenue was lower by 4% at $393 million due primarily to the residual effect of exiting low gross margin business last year, a general market decline in the North American CSD category and loss of market share for the private label segment within the overall CSD category, slightly offset by higher juice volumes and increased average price per case.

•

U.K. filled beverage case volume was 40 million cases compared to 41 million cases. Revenue was lower by 2% (1% excluding the impact of foreign exchange) at $97 million due primarily to lower volumes as a result of poor weather and the narrowing of price gaps relative to national brands, particularly in the energy and sports drinks categories.

•

Mexico filled beverage case volume was 5 million cases compared to 6 million cases. Revenue was lower by 19% (21% excluding the impact of foreign exchange) at $7 million due primarily to the continuing impact from the loss of a regional brand license at the end of its term.

•	RCI concentrate volume was 64 million cases compared to 71 million cases. Revenue was flat at $7 million due primarily to lower shipments to Asia, offset by increased average price per case.

Press Release

Declaration of Dividend

Cott has declared a dividend of CAD$0.06 per common share, payable in cash on June 12, 2013 to shareowners of record at the close of business on May 30, 2013.

Cott intends to pay a regular quarterly dividend on its common shares subject to, among other things, the best interests of its shareowners, Cott’s results of operations, cash balances and future cash requirements, financial condition, statutory regulations and covenants set forth in Cott’s asset-based credit lending facility and indentures governing the Senior Notes due in 2017 and Senior Notes due in 2018, as well as other factors that the Board of Directors may deem relevant from time to time.

Share Repurchase Program

Cott’s Board of Directors has approved the renewal of its share repurchase program, subject to compliance with the annual limits established by the Toronto Stock Exchange (“TSX”), for up to 5% of Cott’s outstanding common shares over a 12-month period commencing upon the expiration of Cott’s currently effective share repurchase program on May 21, 2013. Cott’s common shares may be purchased under the program in open market transactions and privately negotiated repurchases through either a 10b5-1 automatic trading plan or at management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

Subject to completion of appropriate filings with and approval by the TSX, repurchases will be made through the facilities of the TSX, the New York Stock Exchange (“NYSE”), or by such other means as may be permitted by the TSX and/or the NYSE. The rules and policies of the TSX contain restrictions on the number of shares that can be repurchased over a 12-month period, and also contain restrictions on the number of shares that can be purchased on any given day, based on the average daily trading volumes of the common shares on the TSX. Similarly, the safe harbor conditions of Rule 10b-18 impose certain limitations on the number of shares that can be purchased on the NYSE per day.

“We are pleased to announce the renewal of our share repurchase authorization, which we intend to manage opportunistically as an integral part of our balanced capital deployment strategy, which alongside our quarterly dividend, is designed to return approximately 30% of our free cash flow to shareowners,” continued Mr. Fowden.

There can be no assurance as to the precise number of shares, if any, that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares actually purchased. Cott may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

Press Release

First Quarter Results Conference Call

Cott Corporation will host a conference call today, May 1, 2013, at 10:00 a.m. EDT, to discuss first quarter results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

About Cott Corporation

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy products, sports products, new age beverages, and ready-to-drink teas, as well as alcoholic beverages for brand owners. Cott’s large manufacturing footprint, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products. With approximately 4,000 employees, Cott operates manufacturing facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to over 50 countries around the world.

Defined Terms

Certain defined terms used in this press release include the following. “GAAP” means U.S. generally accepted accounting principles. “Total filled beverage case volume” means filled beverage 8-ounce equivalents. “EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization. See the accompanying reconciliation of Cott’s EBITDA to its GAAP net income, as well as the “Non-GAAP Measures” paragraph below.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott’s results of operations. Cott utilizes EBITDA to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott’s underlying business performance and the performance of its management. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings

Press Release

announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the declaration of future dividends, the amount of shares that may be repurchased under the share repurchase program, future financial operating results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: Cott’s ability to compete successfully; changes in consumer tastes and preferences for existing products and Cott’s ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or reduction in business with key customers, particularly Walmart; fluctuations in commodity prices and Cott’s ability to pass on increased costs to its customers, and the impact of those increased prices on Cott’s volumes; Cott’s ability to manage its operations successfully; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; Cott’s ability to maintain favorable arrangements and relationships with its suppliers; the significant amount of Cott’s outstanding debt and Cott’s ability to meet its obligations under its debt agreements; Cott’s ability to maintain compliance with the covenants and conditions under its debt agreements; fluctuations in interest rates; credit rating changes; the impact of global financial events on Cott’s financial results; Cott’s ability to fully realize the expected cost savings and/or operating efficiencies from its restructuring activities; any disruption to production at Cott’s beverage concentrates or other manufacturing facilities; Cott’s ability to protect its intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to Cott’s reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which Cott operates; the impact of proposed taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; unseasonably cold or wet weather, which could reduce the demand for Cott’s beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; Cott’s ability to recruit, retain,

Press Release

and integrate new management and a new management structure; Cott’s exposure to intangible asset risk; Cott’s ability to renew its collective bargaining agreements on satisfactory terms; disruptions in Cott’s information systems; compliance with product health and safety standards; and the volatility of Cott’s stock price.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

Press Release

COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended
	March 30, 2013	March 31, 2012

Revenue, net	$505.4	$523.8
Cost of sales	449.0	460.4

Gross profit	56.4	63.4

Selling, general and administrative expenses	41.3	41.8
Loss on disposal of property, plant & equipment	—	0.6

Operating income	15.1	21.0

Other expense (income), net	0.3	(0.2)
Interest expense, net	13.3	14.0

Income before income taxes	1.5	7.2

Income tax expense	0.5	0.4

Net income	1.0	6.8

Less: Net income attributable to non-controlling interests	1.0	0.9

Net income attributed to Cott Corporation	$—	$5.9

Net income per common share attributed to Cott Corporation
Basic	$—	$0.06
Diluted	$—	$0.06

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	95.4	94.4
Diluted	95.8	95.7

Dividends declared per share	$0.06	$—

Press Release

COTT CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	March 30, 2013	December 29, 2012
ASSETS
Current assets
Cash & cash equivalents	$93.0	$179.4
Accounts receivable, net of allowance of $6.1 ($6.8 as of December 29, 2012)	223.3	199.4
Income taxes recoverable	1.0	1.2
Inventories	235.7	224.8
Prepaid expenses and other current assets	20.8	20.3

Total current assets	573.8	625.1

Property, plant & equipment, net	486.8	490.9
Goodwill	129.7	130.3
Intangibles and other assets, net	305.6	315.4
Deferred income taxes	3.0	3.3
Other tax receivable	1.2	0.9

Total assets	$1,500.1	$1,565.9

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$2.0	$1.9
Accounts payable and accrued liabilities	238.4	287.7

Total current liabilities	240.4	289.6

Long-term debt	601.4	601.8
Deferred income taxes	38.4	39.1
Other long-term liabilities	15.1	12.5

Total liabilities	895.3	943.0

Equity
Capital stock, no par - 95,371,484 (December 29, 2012 - 95,371,484) shares issued	397.8	397.8
Additional paid-in-capital	41.1	40.4
Retained earnings	180.4	186.0
Accumulated other comprehensive loss	(24.4)	(12.4)

Total Cott Corporation equity	594.9	611.8
Non-controlling interests	9.9	11.1

Total equity	604.8	622.9

Total liabilities and equity	$1,500.1	$1,565.9

Press Release

COTT CORPORATION	EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended
	March 30, 2013	March 31, 2012

Operating Activities
Net income	$1.0	$6.8
Depreciation & amortization	24.7	23.8
Amortization of financing fees	0.7	1.2
Share-based compensation expense	0.7	0.8
Loss on disposal of property, plant & equipment	—	0.6
Other non-cash items	0.3	(0.4)
Change in operating assets and liabilities, net of acquisition:
Accounts receivable	(28.2)	(20.5)
Inventories	(13.2)	(16.5)
Prepaid expenses and other current assets	(0.6)	(1.8)
Other assets	(0.1)	1.0
Accounts payable and accrued liabilities	(44.1)	(38.4)
Income taxes recoverable	0.2	0.3

Net cash used in operating activities	(58.6)	(43.1)

Investing Activities
Acquisition	—	(5.0)
Additions to property, plant & equipment	(19.9)	(17.7)
Additions to intangibles and other assets	(0.2)	(2.7)
Proceeds from insurance recoveries	0.4	—

Net cash used in investing activities	(19.7)	(25.4)

Financing Activities
Payments of long-term debt	(0.5)	(1.2)
Borrowings under ABL	—	7.0
Payments under ABL	—	(7.0)
Distributions to non-controlling interests	(2.1)	(1.1)
Common shares repurchased and cancelled	(2.9)	—

Net cash used in financing activities	(5.5)	(2.3)

Effect of exchange rate changes on cash	(2.6)	1.5

Net decrease in cash & cash equivalents	(86.4)	(69.3)

Cash & cash equivalents, beginning of period	179.4	100.9

Cash & cash equivalents, end of period	$93.0	$31.6

Press Release

COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars or 8 oz equivalent cases, U.S. GAAP)
Unaudited

	For the Three Months Ended
	March 30, 2013	March 31, 2012

Revenue
North America	$393.2	$408.1
United Kingdom	97.4	99.2
Mexico	7.4	9.1
RCI	7.4	7.4

	$505.4	$523.8

Operating income (loss)
North America	$13.8	$17.3
United Kingdom	—	3.2
Mexico	(0.7)	(1.3)
RCI	2.0	1.8

	$15.1	$21.0

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	172.6	179.6
United Kingdom	44.5	44.9
Mexico	4.9	5.9
RCI	63.5	71.0

	285.5	301.4

Volume - 8 oz equivalent cases - Filled Beverage
North America	148.0	156.4
United Kingdom	40.1	40.9
Mexico	4.9	5.9
RCI	0.2	—

	193.2	203.2

Press Release

COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment
Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	March 30, 2013
	Cott[1]	North America	United Kingdom	Mexico	RCI
Change in revenue	$(18.4)	$(14.9)	$(1.8)	$(1.7)	$—

Impact of foreign exchange[2]	0.6	0.1	0.7	(0.2)	—

Change excluding foreign exchange	$(17.8)	$(14.8)	$(1.1)	$(1.9)	$—

Percentage change in revenue	–3.5%	–3.7%	–1.8%	–18.7%	0.0%

Percentage change in revenue excluding foreign exchange	–3.4%	–3.6%	–1.1%	20.9%	0.0%

[1]	Cott includes the following reporting segments: North America, United Kingdom, Mexico and RCI.
[2]

Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

Press Release

COTT CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION (EBITDA) (in millions of U.S. dollars) Unaudited

	For the Three Months Ended
	March 30, 2013	March 31, 2012

Net income attributed to Cott Corporation	$—	$5.9
Interest expense, net	13.3	14.0
Income tax expense	0.5	0.4
Depreciation & amortization	24.7	23.8
Net income attributable to non-controlling interests	1.0	0.9

EBITDA	$39.5	$45.0